Exhibit 99.1

Applied Materials to Increase its Strategic Investment in BE Semiconductor Industries

Applied enters into agreement to increase its investment to approximately 20 percent of outstanding shares, reinforcing the companies’ long-term strategic partnership in advanced packaging

SANTA CLARA, Calif., Oct. 26, 2026 – Applied Materials, Inc. (Nasdaq: AMAT) today announced it is increasing its investment in BE Semiconductor Industries N.V. (Besi) (Euronext Amsterdam: BESI), a leading manufacturer of assembly equipment for the semiconductor industry, to approximately 20 percent of Besi’s outstanding shares. The share purchase would add to Applied Materials’ current investment in Besi, which Applied initially made in April 2025.

The companies have a longstanding strategic collaboration, which began in 2020 and was recently expanded with Besi joining Applied Materials’ EPIC Center as an Innovation Partner. The expanded partnership extends the companies’ co-innovation beyond hybrid bonding into new interconnect architectures and applications supporting the semiconductor industry’s AI-driven scaling roadmap. Areas of collaboration include next-generation 3D IC scaling, logic and memory integration, scaling of thermo-compression bonding and new die-on-wafer, die-on-die and die-on-panel integration platforms.

“Applied Materials is adding to its investment in Besi as hybrid bonding technology and next-generation interconnect architectures become increasingly critical enablers of energy-efficient AI compute performance,” said Dr. Prabu Raja, President of the Semiconductor Products Group at Applied Materials. “We also look forward to furthering our strategic collaboration with Besi and delivering the innovative products and technologies our customers need to scale AI systems.”

Applied Materials has entered into an accelerated share purchase agreement for the Besi shares, and the delivery of the shares is subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act).

Applied Materials views its investment in Besi as long term. Applied currently has no intention to increase its investment in Besi beyond approximately 20 percent, and Applied does not intend to seek board representation at Besi.

Forward-Looking Statements
This press release contains forward-looking statements regarding the purchase of Besi shares by Applied Materials. These statements and their underlying assumptions are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by such statements include the expiration or termination of the applicable waiting period under the HSR Act and the risks and uncertainties described in our filings with the Securities and Exchange Commission, including our most recent Forms 10-K, 10-Q and 8-K. All forward-looking statements are based on management’s current estimates, projections and assumptions, and we assume no obligation to update them.

About Applied Materials
Applied Materials, Inc. (Nasdaq: AMAT) is the leader in materials engineering solutions that are at the foundation of virtually every new semiconductor and advanced display in the world. The technology we create is essential to advancing AI and accelerating the commercialization of next-generation chips. At Applied, we push the boundaries of science and engineering to deliver material innovation that changes the world. Learn more at www.appliedmaterials.com.

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